Exhibit (i)

August     , 2016

Dear Valued Business Partner:

I am pleased to share with you some exciting news. Medivation has reached an agreement to be acquired by Pfizer. Upon completion of the proposed transaction, Medivation will be part of Pfizer’s Innovative Health Business.

Together, we believe that Pfizer and Medivation will be a strong force in helping patients and their caregivers with innovative treatments that can help improve the quality of their lives. This combination represents a new chapter of growth and development for Medivation and we are excited about partnering with the Pfizer team to make an even greater impact on patients. As part of the Pfizer family, we will gain scale and resources to advance our goals of improving patient outcomes on a global basis and delivering innovative medicines.

We expect the transaction to close in the third or fourth quarter of 2016. Until then, we will continue to operate as an independent company and we don’t expect changes to your relationship with Medivation. Your day-to-day Medivation contacts will remain the same, and we expect a seamless transition to Pfizer once the transaction is completed.

We look forward to continuing our relationship with you, and the additional opportunities we believe this transaction will provide.

We are excited by the possibilities the combination of Pfizer and Medivation may create for all of our stakeholders, and we look forward to continuing to work with you as we take the next steps toward an exciting future.

Sincerely,

Cautionary Note Regarding Forward-Looking Statements

This letter contains forward-looking statements which do not describe historical facts, including but not limited to, statements regarding: the proposed transaction between Medivation (the “Company”) and Pfizer; the expected timetable for completing the transaction; plans for business integration; and strategic and other potential benefits of the transaction. Often, but not always, forward-looking statements can be identified by the use of words such as “plans,” “expects,” “estimates,” “intends,” “anticipates,” “potential,” “continues” or “believes,” or variations of such words and phrases. Forward-looking statements involve risk and uncertainty which include: the possibility that certain closing conditions to the transaction will not be satisfied; that required regulatory approvals for the transaction may not be obtained in a timely manner, if at all; the ability to timely consummate the transaction and possibility that the transaction will not be completed; the possibility that competing offers will be made; the outcome of legal proceedings that may be instituted against Medivation and/or others relating to the transactions contemplated by the merger agreement (the “Merger Agreement”) between Medivation, Pfizer, and a wholly owned subsidiary of Pfizer (“Purchaser”); and other factors that are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and in its other filings with the SEC. The Company cautions investors not to place considerable reliance on the forward-looking statements contained in this document. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About the Tender Offer

THIS LETTER IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF THE COMPANY’S COMMON STOCK. THE TENDER OFFER DESCRIBED IN THIS DOCUMENT HAS NOT YET COMMENCED.

At the time the offer is commenced, Pfizer and Purchaser will file a Tender Offer Statement on Schedule TO with the SEC, and the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.

The Offer, the related letter of transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all stockholders of the Company at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement will be available without charge at the SEC’s web site, at http://www.sec.gov. Free copies of these materials and certain other offering documents will be sent to the Company’s stockholders by the information agent for the offer.

THE COMPANY’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT, INCLUDING ALL AMENDMENTS TO THOSE MATERIALS. SUCH DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION, WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.

Additional Information and Where to Find It

In addition to the Solicitation/Recommendation Statement, the Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by the Company at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company’s filings with the SEC are also available to the public from commercial document-retrieval services and the SEC’s website at http://www.sec.gov.